EX-99.B16
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               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                      VANGUARD PREFERRED STOCK FUND, INC.


1. Average Annual Total Return (As of October 31, 1997)
    P (1 + T)(n) = ERV
  Where:   P = a hypothetical initial payment of $1,000
            T = average annual total return
            N = number of years

       ERV = ending redeemable value at the end of the period


EXAMPLE:
--------
 One Year
 --------
      P = $1,000
      T = +12.44%
      N = 1

   ERV = $1,124.36


 Five Years
 ----------
      P = $1,000
      T = +9.73%
      N = 5

    ERV = $1,590.79


 Ten Years
 ---------
      P = $1,000
      T = +11.25%
      N = 10

     ERV = $2,904.51


2. YIELD (30 Days Ended October 31, 1997)



  Yield = 2 [( a - b   + 1)(6) - 1]
              ----
             c x d

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  Where: a = dividends and interest paid during the period
          b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the period

EXAMPLE:

          a = $1,657,644.18
          b = $78,037.43
          c = $31,484,796.64
          d = $10.17
       Yield = 5.99%